Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

August 7, 2018

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and six months ended June 30, 2018 and July 1, 2017, in millions of dollars except share and per share amounts.

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Net sales	$1,691	$1,422	$3,270	$2,821
Net earnings attributable to Seaboard	$7	$58	$39	$143

Earnings per common share	$6.28	$50.51	$33.03	$122.35
Average number of shares outstanding	1,170,550	1,170,550	1,170,550	1,170,550
Dividends declared per common share	$1.50	$1.50	$3.00	$3.00

Notes to Report of Earnings and Dividend Declaration:

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $1.50 per share of its common stock. The dividend is payable on August 30, 2018 to stockholders of record at the close of business on August 20, 2018.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.